Filed Pursuant to Rule 424(b)(3)

Registration No. 333-264456

APOLLO REALTY INCOME SOLUTIONS, INC.

SUPPLEMENT NO. 13 DATED JANUARY 10, 2024

TO THE PROSPECTUS DATED APRIL 20, 2023

This prospectus supplement (“Supplement”) is part of and should be read in conjunction with the prospectus of Apollo Realty Income Solutions, Inc., dated April 20, 2023 (as supplemented to date, the “Prospectus”). Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus. References herein to “we,” “us,” or “our” refer to Apollo Realty Income Solutions, Inc. and its consolidated subsidiaries unless the context specifically requires otherwise.

The purpose of this Supplement is to provide an update on our officers.

Management Update

On January 2, 2024, John Calace, our Chief Financial Officer, Treasurer and Secretary informed us of his intent to resign. Mr. Calace will remain as our Chief Financial Officer, Treasurer and Secretary through the effective date of his resignation, which has not yet been determined. On January 8, 2024, our board of directors appointed Anastasia Mironova to the positions of our Interim Chief Financial Officer, Treasurer and Secretary, effective as of the effective date of Mr. Calace’s resignation.

Anastasia Mironova, 38, has served as the Chief Financial Officer, Treasurer and Secretary of Apollo Commercial Real Estate Finance, Inc. (NYSE: ARI), a publicly-traded commercial mortgage real estate investment trust managed by Apollo, since joining Apollo in April 2022. Prior to joining Apollo, she served from May 2021 to April 2022 as a partner focused on public REITs and debt funds at BDO USA, LLP (“BDO”). Prior to BDO, Ms. Mironova spent 15 years until April 2021 at Deloitte (including Deloitte & Touche LLP and Deloitte CIS), where her main area of focus was public mortgage REITs. Ms. Mironova graduated from the Finance Academy under the Government of the Russian Federation with a Masters in Finance and Credit. She is a Certified Public Accountant and is a member of both the American Institute of Certified Public Accountants and the New York State Society of Certified Public Accountants.